EXHIBIT 10.3

                           [Fleet Capital Letterhead]


November 12, 2003


Mr. James H. Perry
Vice President and Chief Financial Officer
United Industrial Corporation
P.O. Box 126 Hunt Valley, MD 21030-0126

Dear Jim:

As a follow up to our telephone discussion, I just wanted to formally inform you that Fleet Capital Corporation has approved your most recent amendment request to the credit agreement. The amended items are considered to be effective with the 9/30/03 financial reporting with the legal documentation to follow over the next couple of days. The amendment includes the following:

1.) An increase to the FY 2003 maximum transportation division loss provision from $20,000,000.00 to $33,000,000.00.

2.) The transportation division permitted add backs to EBITDA were increased by $8,000,000.00 as a result the permitted EBITDA add backs related to the discontinued transportation division as 9/30/03 and 12/31/03 are $22,500,000.00 and $23,500,000.00 respectively.

3.) The increase in the minimum leverage ratio from 3.50x to 4.25x was also approved and is effective as of 9/30/03 through 12/31/03. The ratio will decrease to 4.0x as of 3/31/04.

4.) As we discussed a borrowing base reserve of $6,000,000.00 will be instituted on the global facility with $3,000,000.00 being applied to the $10,000,000.00 direct borrowing sub limit. As a result the direct borrowing ability will be limited to $7,000,000.00.

5.) An amendment fee of $7,500.00 will be charged for the above accommodation.

All of the foregoing amendments will be included in a new amendment to the credit agreement to be prepared by our counsel, which amendment must be in form and substance satisfactory to Fleet Capital Corporation."

Best regards,

/s/ Matthew A. Bourgeois
Matthew A. Bourgeois
Vice President


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